Exhibit 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476
IF BANCORP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER
OF FISCAL YEAR 2025 (UNAUDITED)

Watseka, Illinois, November 4, 2024 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced unaudited net income of $633,000, or $0.20 per basic and diluted share, for the three months ended September 30, 2024, compared to $466,000, or $0.15 per basic share and $0.14 per diluted share, for the three months ended September 30, 2023.
Walter H. “Chip” Hasselbring, President and Chief Executive Officer, commented, “While the Federal Reserve has recently begun the process of easing the interest rate environment, it will be a while until the full effects of lower interest rates are felt in our financial results.  That being said, we were pleased to see earnings improvement in our quarterly results.  Our capital ratios and asset quality remain strong.  We look forward to moving the Association forward in this competitive banking environment.”
For the three months ended September 30, 2024, net interest income was $4.8 million compared to $4.6 million for the three months ended September 30, 2023.  Interest income increased to $10.9 million for the three months ended September 30, 2024, from $9.3 million for the three months ended September 30, 2023.  Interest expense increased to $6.1 million for the three months ended September 30, 2024, from $4.7 million for the three months ended September 30, 2023.  We recorded a provision for credit losses of $382,000 in the three months ended September 30, 2024, compared to a provision for credit losses of $222,000 in the three months ended September 30, 2023.  Noninterest income increased to $1.4 million for the three months ended September 30, 2024, from $1.1 million for the three months ended September 30, 2023.  Noninterest expense increased to $5.0 million for the three months ended September 30, 2024, from $4.8 million for the three months ended September 30, 2023.  For the three months ended September 30, 2024, income tax expense totaled $218,000 compared to $175,000 for the three months ended September 30, 2023.
Total assets at September 30, 2024 were $893.4 million compared to $887.7 million at June 30, 2024.  Cash and cash equivalents decreased to $7.8 million at September 30, 2024, from $9.6 million at June 30, 2024.  Investment securities increased to $192.7 million at September 30, 2024, from $190.5 million at June 30, 2024.  Net loans receivable increased to $647.1 million at September 30, 2024, from $639.3 million at June 30, 2024.  Deposits decreased to $677.2 million at September 30, 2024, from $727.2 million at June 30, 2024.  The large decrease in deposits was due to approximately $62.7 million in deposits from a public entity that collects real estate taxes that were withdrawn during the three months ended September 30, 2024, when tax monies were distributed.  Total borrowings, including repurchase agreements, increased to $126.6 million at September 30, 2024 from $76.0 million at June 30, 2024.  Stockholders’ equity increased to $78.8 million at September 30, 2024 from $73.9 million at June 30, 2024.  Equity increased primarily due to an increase of $4.8 million in accumulated other comprehensive income (loss), net of tax, net income of $633,000, and ESOP and stock equity plan activity of $134,000, partially offset by the accrual of approximately $670,000 in dividends to our stockholders.  The increase in accumulated other comprehensive income (loss) was primarily due to a decrease in unrealized depreciation on available-for-sale securities, net of tax.
IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association.  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Champaign and Bourbonnais, Illinois and a loan production office in Osage Beach, Missouri.  The principal activity of the Association’s wholly owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions, including as a result of pandemics; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)
	For the Three Months Ended September 30,
	2024	2023
	(unaudited)
Interest income	$10,913	$9,291
Interest expense	6,092	4,708
Net interest income	4,821	4,583
Provision for credit losses	382	222
Net interest income after provision for credit losses	4,439	4,361
Noninterest income	1,408	1,128
Noninterest expense	4,996	4,848
Income before taxes	851	641
Income tax expense	218	175

Net income	$633	$466

Earnings per share (1)
Basic	$0.20	$0.15
Diluted	0.20	0.14
Weighted average shares outstanding (1)
Basic	3,220,717	3,203,072
Diluted	3,220,717	3,266,753
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footnotes on following page

Performance Ratios
	For the Three Months Ended September 30, 2024	For the Year Ended June 30, 2024
	(unaudited)
Return on average assets	0.28%	0.20%
Return on average equity	3.28%	2.54%
Net interest margin on average interest earning assets	2.27%	2.10%

Selected Balance Sheet Data
(Dollars in thousands, except per share data)
	At September 30, 2024	At June 30, 2024
	(unaudited)
Assets	$893,425	$887,745
Cash and cash equivalents	7,784	9,571
Investment securities	192,651	190,475
Net loans receivable	647,064	639,297
Deposits	677,159	727,177
Federal Home Loan Bank borrowings, repurchase agreements and other borrowings	126,587	76,021
Total stockholders’ equity	78,765	73,916
Book value per share (2)	23.49	22.04
Average stockholders’ equity to average total assets	8.68%	7.99%

Asset Quality
(Dollars in thousands)
	At September 30, 2024	At June 30, 2024
	(unaudited)
Non-performing assets (3)	$201	$173
Allowance for credit losses	7,472	7,499
Non-performing assets to total assets	0.02%	0.02%
Allowance for credit losses on loans to total loans	1.14%	1.16%

(1)	Shares outstanding do not include ESOP shares not committed for release.
(2)	Total stockholders’ equity divided by shares outstanding of 3,353,026 at both September 30, 2024, and at June 30, 2024.
(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.

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